Exhibit 99.3

June 11, 2015

Jupai Holdings Limited

10/F Jinsui Tower, South Pudong Road 379,

Pudong Distinct, Shanghai, PRC

Ladies and Gentlemen,

We understand that Jupai Holdings Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name, data and statements from our research reports and amendments thereto, including but not limited to the Chinese version and the English translation of the industry research report titled “Analysis on Market Profile and Competition of China Wealth Management Service Industry” (the “Report”), and any subsequent amendments to the Report, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Name:	Beijing Heading Century Limited Consulting Co., Ltd. (seal)
Date:	June 11, 2015